EXHIBIT 10.2

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of August 1, 2019 (“Effective Date”), by and between WisdomTree Investments, Inc., a Delaware corporation with principal offices at 245 Park Avenue, 35th Floor, New York, NY 10167 (the “Company”), and David Abner (the “Service Provider”).

WHEREAS, the Company, through its subsidiaries and affiliates, is a global asset manager and sponsor of exchange-traded products (“ETPs”);

WHEREAS, the Service Provider has extensive experience in capital markets and the development and related execution of ETPs; and

WHEREAS, the Company seeks to benefit from the Service Provider’s expertise and desires to engage the Service Provider as an independent contractor to advise, and the Service Provider is willing to advise, the Company and its subsidiaries or affiliates with respect to the Company’s product development and launch of certain products and other matters on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.    Services.

(a)    The Company hereby engages the Service Provider as an independent contractor to provide the services described in Schedule A to this Agreement (the “Services”) on behalf of the Company (or any of its subsidiaries or affiliates as requested by the Company). Any changes or addendum to this Agreement or Schedule A and any additional services not listed in this Agreement (including in Schedule A) must be approved in a writing signed by the parties (with any such additional services being subject to the terms and conditions of this Agreement).

(b)    The Service Provider shall provide the Services in a diligent, competent and professional manner, in furtherance of the best interests of the Company. The Company shall express its general expectations with respect to the Services being provided, and the Service Provider alone shall determine the method, details, manner and means of the Services, including, but not limited to, the time and place the Service Provider performs the Services. The Company does not have the right to and will not direct or supervise the Service Provider, though the Company may determine in its own discretion whether or not to adopt or otherwise implement the recommendations or other results of the Services. The Company will not direct or limit the Service Provider’s hours, schedule, time off or other similar activities.

(c)    The Company acknowledges that the Service Provider is not providing (and will not be required to provide) the Services exclusively to the Company, and that the Service Provider may provide services similar to the Services to other parties as long as the Service Provider’s provision of such services to other parties does not interfere with the Service Provider’s performance under this Agreement; provided, however, to avoid any conflicts of interest, the Service Provider agrees that, during the term of this Agreement, he shall not perform work for any other person or entity on any project for which the Service Provider has been engaged by the Company to provide Services, except as mutually agreed in writing by the Company and the Service Provider. In furtherance of the foregoing, to the extent there is a conflict in time committed by the Service Provider to the Company and to that of another client, the Service Provider agrees to prioritize the Services to the Company. The Service Provider represents that, during the term of this Agreement, he will not accept any outside employment with any party, but the Service Provider may provide consulting services, including services similar to the Services, to other parties in accordance with the terms of this Agreement.

2.    Term of Agreement. Unless this Agreement and the Services are earlier terminated pursuant to Section 4 below, this Agreement shall become effective on the Effective Date and shall continue in full force and effect for a period of twelve (12) months from the Effective Date, through July 31, 2020. Any extension of the term of this Agreement will be subject to the mutual written agreement of the parties.

3.    Compensation; Fees. In consideration of the provision of the Services to be rendered by the Service Provider and the rights granted to the Company under this Agreement, the Company shall pay the Service Provider as follows:

(a)    Monthly Fee. The Company shall pay the Service Provider a fee of $27,083.33 per month, payable monthly in arrears (and prorated for partial calendar months). Payment will be made based on monthly invoices submitted by the Service Provider to the Company and the Company will pay the Service Provider’s invoices no later than fifteen (15) business days from its receipt of such invoices. All payments made by the Company shall be made in U.S. dollars. The Company’s aforesaid payment obligation is conditioned on its receipt from the Service Provider of a properly completed IRS Form W-9.

(b)    Expense Reimbursement. The Company shall reimburse the Service Provider for all reasonable out-of-pocket travel expenses incurred by the Service Provider in connection with his delivery of the Services (e.g., airfare, lodging and meals while travelling, in each case in accordance with the Company’s travel and expense reimbursement guidelines). The Company shall make such reimbursements of the Service Provider’s travel-related expenses following the completion of the applicable Service to which such travel relates, based on invoices provided by the Service Provider. No other expenses shall be reimbursed by the Company unless specifically agreed to in writing by the Company in advance of the incurrence thereof by the Service Provider. All other expenses incurred by the Service Provider in the provision of the Services shall be borne by the Service Provider.

(c)    Success Fee. Following completion of the delivery of the Services to the Company’s satisfaction, the Service Provider may be eligible to receive a bonus or success fee (the “Success Fee”). However, the decision to provide any Success Fee and the amount and terms thereof shall be in the sole and absolute discretion of the Company.

(d)    The Service Provider acknowledges that he will receive an IRS Form 1099-MISC from the Company, and that he shall be solely responsible for all federal, state, and local taxes, as set forth in Section 5(b).

4.    Termination; Non-Competition.

(a)    This Agreement may be terminated at any time during the term, without liability to either party, as follows: (i) upon mutual consent of the parties; (ii) by either party for any reason or no reason upon at least ninety (90) calendar days’ prior written notice to the other party, with the date of termination to be the date specified in such notice, which date shall be at least ninety (90) calendar days after the date such notice is deemed given as provided in Section 13(b), and provided that neither party may provide written notice of termination to the other party pursuant to this Section 4(a)(ii) prior to November 4, 2019; (iii) immediately by either party if the other party is in breach of any material term or condition of this Agreement and such breach has not been cured, to the extent curable, within ten (10) days of the provision of written notice thereof by the aggrieved party to the breaching party; (iv) immediately by the Company, if the Service Provider is convicted of a crime, engages in serious misconduct in connection with the performance of the Services or is accused of conduct such that the Company believes in good faith that continuing its association with the Service Provider would bring the Company into disrepute or otherwise damage the Company’s business, brand or prospects; or

(v) immediately by either the Company or the Service Provider, if the other party: (A) terminates its business activities or becomes insolvent; (B) admits in writing of its inability to pay its debts as they mature; (C) makes an assignment for the benefit of creditors; or (D) becomes subject to direct control of a trustee, receiver or similar authority. Notwithstanding anything herein to the contrary, if this Agreement is terminated by the Service Provider, then to the extent requested by the Company, he shall honor all prior commitments for speaking engagements and events that have, prior to the date of such termination, been scheduled and confirmed by the Company and the Service Provider for dates which follow the termination date, unless otherwise agreed to by the parties in writing, and, in such circumstances, the Company will pay the Service Provider his fee under this Agreement until such time as the Service Provider has completed the foregoing Services. Sections 5 (Independent Contractor) through and including Section 13 (Miscellaneous) shall survive the expiration or termination of this Agreement.

(b)    For a period of ninety (90) calendar days after the date of termination of this Agreement, the Service Provider shall not engage or participate, directly or indirectly, whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender, or in any other manner or capacity (collectively, “Participate”) in the affairs of any entity that engages in, or as a result of the Service Provider’s engagement or participation would engage in, activities relating to crypto-currency products or products integrating the use of blockchain technology (“Prohibited Activity”), unless (i) such entity engages in activities other than the Prohibited Activity and (ii) the Service Provider does not Participate in the Prohibited Activity of such entity.

5.    Independent Contractor.

(a)    It is expressly understood and agreed that the Service Provider is an independent contractor, that the Service Provider shall not be deemed to be the agent or employee of the Company or of any of its subsidiaries or affiliates for any purpose whatsoever, and that the Service Provider is not hereby granted any right or authority to assume or create any obligation or liability express or implied on behalf of or in the name of the Company or to bind the Company in any manner or thing whatsoever. The Service Provider has no authority (and shall not hold himself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Nothing in this Agreement shall be construed as creating an employer-employee relationship, or as a guarantee of a future offer of employment, or any association, partnership, joint venture or agency relationship between the Service Provider and the Company for any purpose.

(b)    Both parties acknowledge that the Service Provider is not an employee of the Company or any of its subsidiaries or affiliates for state or federal tax purposes, that the Service Provider shall be solely responsible for all taxes, withholdings and other statutory, regulatory or similar obligations in respect of the payments made by the Company to the Service Provider under this Agreement (including, but not limited to, those relating to Social Security, workers’ compensation, disability insurance, unemployment compensation coverage, income taxes, etc.). Without limiting the foregoing, neither the Service Provider, nor anyone acting on his behalf, shall be eligible to participate in any of the Company’s employee benefit programs, fringe benefits, group insurance arrangements or similar plans offered by the Company or any of its subsidiaries or affiliates to their respective employees. In addition, neither the Service Provider, nor anyone acting on his behalf, shall be entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits from or on behalf of the Company in the event the Service Provider or such person is injured in any manner while performing the Services hereunder, even if the Service Provider or such other person is determined to be a common law or statutory employee of the Company or any of its subsidiaries or affiliates. Any persons engaged by the Service Provider in connection with the performance of the Services shall be the Service Provider’s employees or contractors and the Service Provider shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

(c)    The Service Provider agrees to comply with all applicable federal, state, local and foreign laws, rules, and regulations, including but not limited to laws, rules and regulations pertaining to fair and ethical business practices, insider trading, and avoiding harassment in the workplace.

6.    Confidentiality.

(a)    The Service Provider acknowledges that during the term of this Agreement, the Service Provider will have access to and become acquainted with confidential, sensitive and proprietary and/or trade secret information belonging to the Company, its subsidiaries and affiliates (“Confidential Information”). The Service Provider acknowledges that information may be Confidential Information even though not expressly stamped or identified as such, and the Service Provider shall treat all information in the general categories identified above as Confidential Information. The Service Provider further acknowledges and agrees that Confidential Information is highly confidential, is valuable to the Company, is the sole property of the Company, and that the protection and preservation of Confidential Information by the Service Provider is absolutely vital to the continued success of the business of the Company, its subsidiaries and affiliates. Accordingly, without the prior written consent of the Company, the Service Provider shall not disclose, reveal, or divulge to any person any Confidential Information or trade secrets of the Company, directly or indirectly, in whole or in part, or use them in any way, except in the course of the Service Provider’s engagement under this Agreement in the performance of the Services. The Service Provider agrees to notify the Company immediately in the event he becomes aware of any loss or unauthorized disclosure of any Confidential Information. Any Confidential Information that is developed by the Service Provider in connection with the Services, including but not limited to any Works (as provided in Section 8), shall be subject to the terms and conditions of this Section 6.

(b)    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to subpoena or the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure does not exceed the extent of disclosure required by such subpoena, law, regulation, or order. The Service Provider agrees to provide written notice of any such subpoena or order to an authorized officer of the Company within two (2) business days of receiving such subpoena or order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the subpoena or order or seek confidentiality protections, as determined in the Company’s sole discretion and at its sole expense. Notwithstanding any other provision of this Agreement, the Service Provider will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)    The Service Provider acknowledges that during the term of this Agreement, the Service Provider may become aware of material, non-public information regarding the Company and that applicable securities laws may prohibit purchasing or selling the Company’s common stock while in possession of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Service Provider agrees that Service Provider and his affiliates will not purchase or sell any securities of the Company while in possession of such information in a manner that violates applicable law.

7.    Return of Company Property. Upon termination (for any reason) of the Service Provider’s engagement and of this Agreement, or at any other time the Company demands, the Service Provider shall deliver promptly to the Company (or destroy upon written request from the Company in its sole discretion) all property, materials and documentation (whether in tangible or electronic, digital, magnetic or other form) relating to or belonging to the Company, its subsidiaries and affiliates, including without limitation, all memoranda, notes, records, reports, manuals, customer/client lists, employee lists, referral source lists, vendor service lists, software programs, and any other documents, whether or not of a confidential nature, belonging to the Company, including all copies of such materials which the Service Provider may then possess or have under the Service Provider’s control (collectively, “Company Property”). Such Company Property includes all deliverables provided by the Service Provider in connection with his provision of Services hereunder (whether complete or incomplete) and any materials provided to the Service Provider by the Company. The Service Provider further agrees that upon expiration or termination (for any reason) of the Service Provider’s engagement and this Agreement, the Service Provider shall not retain any document, data or other materials containing or pertaining to Confidential Information or Company Property, and shall permanently erase all Confidential Information and Company Property from the Service Provider’s computer systems. Upon the request of the Company, the Service Provider will certify in writing to the Company that the requirements of this Section 7 have been complied with.

8.    Ownership of Works. All artwork, articles, materials, memoranda, reports, research, improvements or any other works, created or developed by the Service Provider (or on behalf of the Service Provider) pursuant to the Service Provider’s engagement by the Company, including, but not limited those listed in Schedule A (whether alone or in conjunction with any other person, and regardless of form) (collectively, the “Works”) shall be the sole, exclusive and absolute property of the Company for any and all purposes whatsoever, and the Service Provider hereby irrevocably assigns to the Company all of the Service Provider’s right, title and interest in and to the Works (including, without limitation, any copyright, trademark, patent or other intellectual property right therein). The Service Provider further agrees that the Service Provider does not have, will not claim to have and will not attempt to register in his own name any right, title or interest of any kind or nature whatsoever in or to such Works. Any assignment of copyrights in the Works under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). The Service Provider hereby irrevocably waives, to the extent permitted by applicable law, any and all claims he may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Works. To the extent applicable, each such Work shall be deemed a “work made for hire” under the United States Copyright Act and other applicable copyright laws, and the Service Provider further agrees to execute any and all documents reasonably required by the Company in order to evidence or perfect the Company’s ownership of such Works, and the copyrights, trademarks, patents or other intellectual property rights therein, in each case without additional compensation. In addition to its other rights, the Company shall have the exclusive right to register with the United States Copyright Office, United States Patent and Trademark Office and similar agencies worldwide the copyright, patent, trademark, trade secret or similar right in all such Works in its name in accordance with the requirements of applicable law.

9.    Use of the Service Provider’s Name, Likeness and Information. The Service Provider hereby grants to the Company, its subsidiaries and affiliates, and each of their respective direct and indirect successors, licensees, and assigns, the right during the term of this Agreement to use the Service Provider’s name, and image, likeness, biographical and professional information in the form which the Service Provider provides to the Company from time-to-time, and any other relevant factual information about the Service Provider that is publicly available, solely in connection with the Services and deliverables of the Service Provider hereunder. The Company and each of its wholly-owned subsidiaries (each, a “WisdomTree Entity,” and collectively, the “WisdomTree Entities”) shall be entitled to identify the Service Provider as a “Senior Advisor.” For purposes of clarity, the grant in this Section 9 includes the right of the Company and the WisdomTree Entities, and each of their successors and assigns, during the term of this Agreement, to refer to the Service Provider, including as a “Senior Advisor,” in information on the Company’s and any WisdomTree Entity’s website and written materials, including marketing materials (which may include references in blogs or other social media accounts), including, without limitation, in the context of the Company’s and any WisdomTree Entity’s advisor solutions program (or successor program) provided to third-party financial advisers and/or other persons or entities.

10.    Representations and Warranties.

(a)    The Service Provider hereby represents and warrants to the Company that: (i) he has the right, power and authority to enter into this Agreement, to grant the rights granted herein and to perform fully all of his obligations in this Agreement; (ii) when executed and delivered by the Service Provider, this Agreement will constitute the legal, valid and binding obligation of the Service Provider, enforceable against the Service Provider in accordance with its terms; (iii) the Service Provider’s entering into this Agreement with the Company and his performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which the Service Provider is subject; (iv) the Service Provider has the required skill, experience, and qualifications to perform the Services, which shall be performed in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services (including using reasonable care to check the accuracy of the facts and statements included in materials provided in connection with the Services) and the Service Provider shall devote sufficient time and/or resources to ensure that the Services are performed in a timely and reliable manner; (v) the Service Provider shall perform the Services in compliance with all applicable federal, state, and local laws and regulations; (vi) the Service Provider will not transmit any harmful or malicious code, files, scripts, agents, programs or the like in connection with the Services, to the extent any deliverables are provided electronically; (vii) the Company will receive good and valid title to all deliverables and results of the Services, including all Works, free and clear of all encumbrances and liens of any kind; and (viii) all deliverables and results of the Services, including all Works, (x) are and shall be the Service Provider’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever, including any copyright, trademark, patent, trade secret, right of publicity or privacy, of any person, firm, corporation, or other entity, and (y) do not contain unlawful matter or any materials that the Service Provider is under an obligation to keep confidential.

(b)    The Company hereby represents and warrants to the Service Provider that: (i) it has the requisite corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action; and (iii) when executed and delivered by the Company, this Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

11.    Indemnification.

(a)    The Service Provider agrees to and shall indemnify, defend, and hold harmless the Company, its subsidiaries and affiliates, and its and their respective then-current and former officers, directors, shareholders, affiliates, employees, agents, successors and assigns, against any and all third-party costs, claims, demands, suits, actions, causes of action, liabilities, losses, and expenses (including without limitation reasonable attorneys’ fees) (collectively, “Claims”) arising from (i) the Service Provider’s breach of any obligation or representation under this Agreement; (ii) any gross negligence or willful misconduct of the Service Provider or his agents, contractors, or employees; and/or (iii) the Service Provider’s unapproved, unauthorized or improper use of Company Property (including any Confidential Information).

(b)    The Company agrees to and shall indemnify, defend, and hold harmless the Service Provider against any and all third-party Claims arising from (i) the Company’s breach of any obligation or representation under this Agreement; and/or (ii) the gross negligence or willful misconduct of the Company.

12.    Equitable Relief. The Service Provider hereby acknowledges and agrees that, in the event that the Service Provider violates any provision of Section 6 (Confidentiality), Section 7 (Return of Company Property) or Section 8 (Ownership of Works) of this Agreement, the Company will be without an adequate remedy at law and, accordingly, will be entitled to seek to enforce such restrictions by temporary or permanent injunctive or other mandatory relief in any action or proceeding, without the necessity of posting bond, and without prejudice to any other remedies which it may have at law or in equity in such circumstances. The Service Provider further agrees that in the event of any unauthorized publication by the Service Provider of Confidential Information, the Company shall automatically own the copyright in such publication.

13.    Miscellaneous.

(a)    Assignment. This Agreement is personal to the Service Provider and the Service Provider shall not assign or otherwise transfer any of his rights, or delegate, subcontract, or otherwise transfer any of his obligations or performance, under this Agreement without the Company’s prior written consent. Any purported assignment, delegation, or transfer in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and delegate its obligations under this Agreement at any time to (i) an entity that acquires a majority ownership interest in the Company or substantially all of the Company’s business or assets, whether by merger, reorganization, acquisition, sale or otherwise; or (ii) any of its subsidiaries or affiliates. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and permitted assigns.

(b)    Notices. All notices under this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified or registered mail, (iii) by a nationally recognized overnight courier (for example and not by way of limitation: Federal Express, United Parcel Service), or (iv) by email (with confirmation of transmission), in each case addressed to the party to receive the same at its address identified below its signature on the signature page hereto, or such other address as the party to receive the same shall have specified by written notice to the other party given in the manner provided for in this Section 13(b). All such notices so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient or if sent by e-mail and a confirmation of receipt is obtained, (ii) one business day after sending, if sent by a nationally recognized courier service with signature required for delivery, or (iii) three (3) business days after being mailed, if sent by certified or registered mail, postage prepaid, return receipt requested. Day-to-day communications made in the context of the provision and receipt of the Services in the ordinary course shall not be deemed “notices” under this Section 13(b) and may be made by e-mail.

(c)    Construction; Severability. Notwithstanding any rules of construction to the contrary, no terms, provisions or conditions of this Agreement shall be construed against any party hereto by virtue of the drafting or preparing of this instrument by such party or its or his attorney. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

(d)    No Waiver. No act, delay or omission done, suffered or permitted by one party or its subsidiaries, affiliates, delegates or assignees shall be deemed to waive, exhaust or impair any right, remedy or power of such party hereunder, or to relieve the other party from the full performance of this Agreement, no waiver by any party of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement, and no waiver of any term, covenant or condition of this Agreement shall be valid unless in writing and signed by the party waiving such term, covenant or condition.

(e)    Entire Agreement; Amendment. This Agreement and Schedule A set forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement supersedes and cancels all prior and contemporaneous understandings agreements between the parties, whether written or oral, relating to the Services of the Service Provider. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both parties.

(f)    Governing Law; Venue. This Agreement shall be construed and interpreted under the internal laws of the State of New York without giving effect to any choice or conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the appropriate federal and state courts located in the City and County of New York in any legal suit, action, or proceeding arising out of or related to this Agreement.

(g)    Counterparts. This Agreement may be executed in multiple counterparts and by electronic (.pdf) signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Peter M. Ziemba	/s/ David Abner
Name:	Peter M. Ziemba	David Abner, individually
Title:	Executive Vice President and Chief Administrative Officer

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